Filed Pursuant to Rule 424(b)(4)
                                                     Registration No. 333-110067

                              PROSPECTUS SUPPLEMENT

                      To Prospectus dated November 18, 2003

                                       of

                                  FINDWHAT.COM


         Vertical Ventures Investments ("Vertical Ventures") sold the following number of shares of our common stock on the dates and at the per share prices set forth below:

o        27,000 shares on November 19, 2003 at a price of $14.8593 per share;
o        45,000 shares on November 19, 2003 at a price of $14.90 per share;
o        25,000 shares on November 20, 2003 at a price of $15.056 per share;
o        15,000 shares on November 21, 2003 at a price of $15.02 per share;
o        35,000 shares on November 24, 2003 at a price of $15.2586 per share;
o        15,000 shares on November 25, 2003 at a price of $15.42 per share; and
o        20,000 shares on November 25, 2003 at a price of $15.49 per share.

This sale was effected by Pali Capital, Inc., as agent, at a total commission of $450.00. Immediately following these sales, Vertical Ventures beneficially owned 168,000 shares of our common stock.

         On November 28, 2003, the closing price per share of our common stock on the Nasdaq National Market was $15.11.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these shares or passed upon the adequacy of this prospectus. Any representation to the contrary is a criminal offense.

           The date of this Prospectus Supplement is December 1, 2003.